Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

July 11, 2018

Aevi Genomic Medicine, Inc.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

Re:	Registration Statement on Form S-8a

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 (the “Registration Statement”) of Aevi Genomic Medicine, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of an additional Four Million (4,000,000) shares of common stock, par value $0.0001 per share (the “Shares”), of the Company issuable under the Aevi Genomic Medicine, Inc. Stock Incentive Plan (the “Plan”).

In this connection, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Third Amended and Restated By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as we have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the Delaware General Corporation Law and federal securities laws as in effect on the date hereof.

On the basis of the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP